Exhibit 10.1

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

OF

INDEPENDENCE CONTRACT DRILLING, INC.

Dated as of October 1, 2018

1

i

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Amended and Restated Stockholders’ Agreement, dated as of October 1, 2018 (as it may be amended from time to time, this “Agreement”), is made by and between Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), and each of the Persons named on Schedule I (the “Member Parties”).

R E C I T A L S

WHEREAS, the Company, Patriot Saratoga Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Sidewinder Drilling LLC, a Delaware limited liability company (“Sidewinder”), and the Members Representative have entered into that certain Agreement and Plan of Merger dated as of July 18, 2018 (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, Merger Sub will merge with and into Sidewinder (the “Merger”), and the surviving entity will become a wholly owned subsidiary of the Company;

WHEREAS, assuming the closing of the Merger in accordance with the Merger Agreement, on the Closing Date, each of the Member Parties will receive shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) in accordance with the terms of the Merger Agreement (the shares of Common Stock received by the Member Parties on the Closing Date, the “Shares”);

WHEREAS, each of the parties hereto desires to amend and restate the original Stockholders’ Agreement, dated as of July 18, 2018 in order to reflect certain transfers made in accordance with Section 4.04 of the Contribution, Exchange and Restructuring Agreement, dated as of July 18, 2018 (the “Note Conversion Agreement”), between certain Member Parties and their Affiliates (as defined in the Note Conversion Agreement) occurring between the Execution Date (as defined in the Merger Agreement) and the date hereof; and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Member Parties’ ownership of the Shares and certain rights and obligations related thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I

GOVERNANCE MATTERS

1.1    Board Composition; Representation.

(a)    Immediately following the Effective Time, the Company shall take any and all necessary action to cause the Board of Directors of the Company (the “Board”) to be comprised of a total of seven (7) authorized directorships. At the Effective Time, the Company will cause to be appointed to the Board: (i) the two (2) MSD Representatives listed in Exhibit A hereto, at least one (1) of which must be, in the good faith determination of the Board or the Governance Committee, an Independent Director, (ii) the Chief Executive Officer of the Company immediately following the Effective Time, and (iii) the four (4) other directors to be continued on the Board, in each case as listed in Exhibit A.

(b)    From and after the date of the Closing, the manner for selecting nominees for election to the Board will be as follows:

(i)    In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), MSD Credit Opportunity Master Fund, L.P. (“MSD COF Master Fund”) shall have the right to designate for nomination a number of MSD Representatives as follows: (A) for so long as the MSD Percentage Interest is greater than or equal to 20%, two (2) MSD Representatives; provided, that at least one (1) of such MSD Representatives must be, in the good faith determination of the Governance Committee, an Independent Director; (B) for so long as the MSD Percentage Interest is less than 20% but greater than or equal to 10%, one (1) MSD Representative; and (C) if the MSD Percentage Interest is less than 10%, no MSD Representatives.

(ii)    MSD COF Master Fund shall give written notice to the Governance Committee (as defined below) identifying each such MSD Representative within a reasonable amount of time prior to date on which the proxy is to be filed (and in any event at least 60 days prior to the later of (i) a date provided by the Company as the expected date on which a proxy statement is expected to be filed and (ii) the first anniversary of the mailing date of the proxy statement for the annual meeting of the Company’s stockholders for the prior year) in connection with the applicable Election Meeting. Following provision such notice, MSD COF Master Fund shall provide, or cause such individual(s) to provide, to the Company such information about such individuals at such times as the Company may reasonably request in order to ensure compliance with the Exchange Rules and the applicable securities Laws and to enable the Board of any committee thereof to make determinations with respect to the qualifications of the individual(s) to be MSD Representative(s) (the “Required Information”); provided, however, that if MSD COF Master Fund fails to give such notice or the Required Information in a timely manner, MSD COF Master Fund shall be deemed to have nominated the incumbent MSD Representative or MSD Representatives, as applicable, in a timely manner; provided, further, that if the number of incumbent MSD Representatives is less than the number of MSD Representatives MSD COF Master Fund is entitled to designate pursuant to Section 1.1 (b) (i), the Company and MSD COF Master Fund shall use their respective reasonable best efforts to mutually agree on the MSD Representative or MSD Representatives, as applicable, for such Election Meeting. If for any reason the Board or any committee thereof determines that an individual identified by MSD COF Master Fund is not qualified to be an MSD Representative, it shall promptly notify MSD COF Master Fund and MSD COF Master Fund may identify a replacement for such individual.

(iii)    In the event that the Company amends its certificate of incorporation to provide that the Board shall be classified into separate classes of directors, then proper provision shall be made such that the designees of the MSD Parties shall be distributed as evenly as possible among such classes of directors in order to preserve the designation rights of the MSD Parties in accordance with this Section 1.1.

(iv)    In the event that the Board increases or decreases the size of the Board in accordance with the Company’s certificate of incorporation, the number of MSD Representatives applicable under Section 1.1(b) shall be increased or decreased based on (A) the percentage of the number of MSD Representatives as applicable under Section 1.1(b)(i) divided by seven, multiplied by (B) the total number of directors on the Board, rounding up to the nearest whole number; provided, at any time MSD COF Master Fund has the right to designate two (2) MSD Representatives to the Board pursuant to Section 1.1(b)(i), the Board shall not decrease the size of the Board below seven (7) without the prior written consent of MSD COF Master Fund.

(c)    From and after the date of the Closing until the Board Designation Expiration Date, the Company shall take all actions necessary (to the extent such actions are permitted by Law) to cause the Board to include the MSD Representative(s) entitled to be designated by MSD COF Master Fund pursuant to Section 1.1(b) and otherwise to reflect the Board composition contemplated by Section 1.1, including the following: (i) at each Election Meeting, include for election to the Board the MSD Representative(s) entitled to be designated by MSD COF Master Fund pursuant to Section 1.1(b), (ii) to solicit proxies in order to obtain stockholder approval of the election of the MSD Representative(s), including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such MSD Representative(s), and (iii) to cause the MSD Representative(s) to be elected to the Board, including recommending that the Company’s stockholders vote in favor of the MSD Representative(s) in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Election Meeting.

(d)    If at any time the number of MSD Representatives serving on the Board exceeds the allowed number provided under this Section 1.1, then unless otherwise requested by the Board, the MSD Parties shall use commercially reasonable efforts to cause such MSD Representative to offer to resign from the Board within 90 days or if such offer of resignation is not given within such period, the Board shall be entitled to remove such director such that, following such resignation(s) or removal(s), the number of MSD Representatives serving on the Board does not exceed such allowed number following such period. If at any time the Board or the Governance Committee determines in good faith that an MSD Representative that was required pursuant to Section 1.1(b)(i)(A) to be an Independent Director ceases to be an Independent Director and, as a result, there is no Independent Director among the MSD Representatives, then unless otherwise requested by the Board, the MSD Parties shall use commercially reasonable efforts to cause such MSD Representative to resign from the Board, or if such resignation is not given promptly, the Board shall be entitled to remove such director, it being understood that MSD COF Master Fund shall be entitled to fill the vacancy resulting therefrom in accordance with Section 1.2.

(e)    On the date that the MSD Parties Beneficially Own less than ten percent (10%), or at such earlier time that the MSD Parties deliver an irrevocable written termination of its rights under Article 1 to the Company pursuant to Section 1.4, the MSD Parties will have no further rights to nominate any directors to the Board.

(f)    Following such time as the MSD Parties have no further rights to nominate any directors to the Board based on the MSD Parties Beneficially Owning less than 10% of the Company’s outstanding common stock, if and so long as the MSD Parties continue to hold at least fifty percent (50%) of the number of the Voting Securities held by the MSD Parties as of immediately following the Closing (without regard to any additional issuances of Voting Securities following the date hereof, whether during the period beginning on the date hereof and ending immediately prior to the Closing or after the Closing), the MSD Parties shall be entitled to designate, and the Company shall permit one representative of the MSD Parties (which shall be any individual as the MSD COF Master Fund shall select from time to time by written notice to the Company who is reasonably acceptable to the Company (the “Board Observer”) to attend all meetings of the Board of Directors (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to such Board Observer, concurrently with the members of the Board of Directors, and in the same manner, notice of such meeting and a copy of all materials provided to such members (subject to confidentiality by such Board Observer).

1.2    Vacancies.

(a)    Subject to Sections 1.1 and 1.4, if at any time the number of MSD Representatives serving on the Board is less than the total number of MSD Representatives that the MSD Parties are entitled to designate pursuant to Section 1.1(b), whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of a MSD Representative or otherwise, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement designated by the MSD Parties as promptly as practicable. In furtherance thereof, the Board shall use its reasonable best efforts, if requested by the MSD Parties, to fill such vacancy prior to the time the Board next takes action on any other matter.

(b)    In the event of any vacancy on the Board occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of any director of the Company other than the MSD Representatives, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement selected by the Company as promptly as practicable.

1.3    Selection of MSD Representatives; Committees. For purposes of this Agreement, “MSD Representative” means any person designated by the MSD Parties to be elected or appointed to the Board, or his or her replacement designated in accordance with Section 1.2, provided, that such person’s service as a director must not be prohibited by Law. The parties hereto agree that the persons listed on Exhibit A to this Agreement are qualified for service pursuant to the foregoing sentence. Subject to applicable Law and stock exchange rules, until the Board Designation Expiration Date, each committee of the Board shall include a pro rata number of MSD Representatives in proportion to the Board, in each case, subject to applicable NYSE/SEC rules and regulations and individual director expertise, as reasonably determined by the Board.

1.4    Compensation. Each MSD Representative shall be entitled to the same expense reimbursement and advancement, exculpation, indemnification and insurance in connection with his or her role as a director as the other members of the Board (which shall be primary over any other indemnification or insurance available to such MSD Representative), as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such MSD Representative is a member, if any, in each case to the same extent as the other members of the Board. Each MSD Representative shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. Notwithstanding the foregoing, (x) the compensation payable to any such MSD Representative that is an employee of any of the MSD Parties or their respective Affiliates shall be paid to MSD COF Master Fund and not to such MSD Representative, (y) the Company shall not issue a IRS Form-1099 to any such MSD Representative and (z) in lieu of compensation otherwise payable to such MSD Representative that is payable to non-employee directors in the form of equity, the Company shall pay to MSD COF Master Fund in cash in an amount equal to $20,000 per quarter, payable in arrears within ten (10) Business Days after the end of each calendar quarter.

1.5    Election. The MSD Parties may elect upon written notice to the Company to irrevocably terminate any or all of their rights under this Article 1 at any time.

Article II

RESTRICTED ACTIVITIES; PREEMPTIVE RIGHTS; VOTING; WAIVER OF CORPORATE OPPORTUNITY; INDEMNIFICATION

2.1    Transfer Restrictions.

(a)    Prior to the date that is the earlier of one hundred eighty (180) days after the Closing or 10 days after the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2018 (assuming the Shelf Registration Statement is effective at such time) (such period, the “Restricted Period”), without the consent of the Company, no Member Party shall Transfer (i) any shares of Common Stock, (ii) any other equity securities issued by the Company or any of its Subsidiaries that derive their value from any Company voting securities, or (iii) any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derive their value from such equity securities, except for Transfers (A) in connection with any merger or other consolidation or reorganization, tender or exchange offer, or any other similar transaction generally available to all holders of outstanding Common Stock, (B) in connection with any offering pursuant to Section 3.1(e)(i) in which the Member Party exercises its Piggyback Registration (as defined below) right, (C) to an Affiliate of the Transferring Member Party (provided that such Affiliate remains an Affiliate of the Transferring Member Party throughout the Restricted Period) or to a Permitted Transferee, (D) by means of distributions to the partners, employees or members of a Member Party or its Affiliates, (E) (x) as a bona fide gift or gifts or (y) to any trust for the direct or indirect benefit of the undersigned or the immediate family thereof (which shall be any relationship by blood, marriage or adoption, not more remote than first cousin of the Transferee) or (F) to any other Member Party; provided, however, that in the case of clauses (C), (D) and (E), (x) a direct Transfer shall only be permissible if the applicable Member Parties and the Transferee enter into a written agreement pursuant to which the Transferee agrees, effective as of the consummation of such transfer, to be bound by the terms of this Agreement as it if were a Member Party (it being understand that such agreement shall not affect the Member Parties’ obligations and liabilities under this Agreement) and (y) any such Transfer shall not involve a disposition for value. In addition, notwithstanding the foregoing in this Section 2.1(a), a Member Party may sell Shares for cash in an amount not to exceed the amount of income taxes due as a result of the receipt of such Shares by the Member Party in the Merger, and in any event not more than 5% of the Shares owned by such Member Party.

(b)    Following the Restricted Period, without limiting the right of any Holder to Transfer Registrable Securities to any Permitted Transferee or the Company, no Holder may, without the Company’s consent, Transfer any Registrable Securities, other than (i) Transfers by the MSD Parties in accordance with Sections 3.1(a), 3.1(b) and 3.1(c), (ii) Transfers by any of the Holders (including the MSD Parties) in accordance with Section 3.1(e), or (iii) other Transfers by any member of a Holder Group of up to 5% of the number of Registrable Securities owned by such Holder Group as of immediately following the Closing (which Transfers may be effected through use of the Registration Statement, pursuant to Rule 144, or otherwise, excluding for the purposes of calculating the number of Registrable Securities that may be sold pursuant to this clause (iii) any Registrable Securities sold pursuant to clause (ii) of this Section 2.1(b); provided, that this Section 2.1(b) shall cease to apply from and after the earlier of (x) the first anniversary of Closing and (y) the date on which each of the Member Parties (together with their respective Affiliates) Beneficially Owns less than 66-2/3% of the number of Registrable Securities owned as of immediately following the Closing.

(c)    Until the Sunset Date, without Board Approval, the MSD Parties (or any other Member Party that, together with its Affiliates, Beneficially Owns 10% or more of the outstanding Common Stock) shall not (x) Transfer any shares of Common Stock to any Person or Group who, to the Transferring Member Party’s knowledge, is a Company Competitor or (y) Transfer any shares of Common Stock to any Person or Group who, after giving effect to such Transfer and to the Transferring Member Party’s knowledge, would own 20% or more of the outstanding shares of Common Stock. Notwithstanding anything in this Agreement to the contrary, this clause (c) shall not apply to any Transfer effected under a Registration Statement filed pursuant to Article III (other than a registered direct offering not involving a broker or placement agent and that is intended to circumvent the foregoing prohibitions), any Transfer in accordance with Rule 144 under the Securities Act, or any Transfer to the Company or any Permitted Transferee. For the purposes of determining “knowledge”, (i) in the case of clause (x), the Transferring Member Party shall have no obligation to make an inquiry or investigation and in no event shall the knowledge of any broker used by the Transferring Member Party be imputed to such party, and (ii) in the case of clause (y), the Transferring Member shall have no obligation to make an inquiry or investigation and shall only be required to reviewing filings made by the prospective purchaser on the SEC’s EDGAR system in order to determine whether or not such purchaser beneficially owns 20% or more of the outstanding shares of Common Stock.

(d)    In connection with any Transfer of Common Stock pursuant to this Agreement to the MSD Parties or any MSD Direct Transferee or MSD Indirect Transferee, the Company shall grant such approvals and take all other actions as are necessary to exempt such transaction from Section 203 of the DGCL.

2.2    Restricted Activities.

(a)    Subject to Section 2.2(b), prior to the Sunset Date, the MSD Parties shall not and shall cause their respective Controlled Affiliates not to, directly or indirectly, without the Board’s prior written consent:

(i)    make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) any of the following: (1) any acquisition of, additional beneficial ownership of Voting Security (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any of its subsidiaries that would result in the acquisition by the MSD Parties of Beneficial Ownership of an amount of Voting Securities (including in derivative form) that is greater than MSD Parties’ Beneficial Ownership of Voting Securities as of immediately following the Closing, (2) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its Subsidiaries, (3) the election of the directors of the Company other than the MSD Representatives or the removal of any directors of the Company other than the MSD Representatives, or publicly becoming a “participant” in a “solicitation” (as such terms are defined in Regulation 14A of the Exchange Act) with respect to the election of directors of the Company other than the MSD Representatives or the removal of any directors of the Company other than the MSD Representatives, or (4) any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets; provided, however, that nothing in this Section 2.2(a)(i) shall prohibit the MSD Parties from privately communicating any such statement or proposal to the directors or Chief Executive Officer of the Company so long as such private communications do not, and would not reasonably be expected to, trigger public disclosure obligations of or for any Person (including, without limitation, the filing of a Schedule 13D or Schedule 13G or any amendment thereof);

(ii)    publicly seek a change in the composition or size of the Company Board, except in furtherance of the provisions of this Agreement;

(iii)    deposit any Voting Security (other than in connection with Transfers to Affiliates) into a voting trust or subject any Voting Security to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect, in any such case which conflicts with the MSD Parties’ obligations in Section 2.2(a)(ii) above;

(iv)    acquire any Voting Security (including in derivative form) or Beneficial Ownership of any Voting Securities that is greater than the MSD Parties’ Beneficial Ownership of Voting Securities as of immediately following the Closing;

(v)    call for, or initiate, propose or requisition a call for, any general or special meeting of the Company’s stockholders in furtherance of the actions described in Section 2.2(a)(i);

(vi)    publicly disclose any intention, plan or arrangement to either (1) obtain any waiver or consent under, or any amendment of, any provision of this Section 2.2 or (2) take any action challenging the validity or enforceability of any provision of this Section 2.2; or

(vii)    intentionally and knowingly instigate, facilitate, encourage, or assist any third party to do any of the foregoing.

(b)    Notwithstanding anything to the contrary set forth in this Section 2.2, nothing in this Agreement shall in any way limit, restrict or impair, directly or indirectly, (1) the activities of any director of the Company, so long as such activities are undertaken solely in his or her capacity as a director of the Company, (2) the activities of the MSD Parties and/ or their Affiliates in any capacity (including exercising, protecting, preserving or enforcing any rights, interests or remedies and/or taking any other actions, in each case, as a lender to the Company or the holder of any interests received in exchange for or in respect of such indebtedness) other than as a stockholder of the Company, or (3) the MSD Parties’ or any of its Affiliates’ ability to:

(i)    acquire Common Stock by way of stock splits or stock dividends paid by the Company to all holders of Common Stock on a pro rata basis;

(ii)    acquire Common Stock by Affiliates pursuant to Permitted Transfers;

(iii)    acquire Common Stock which would increase the percentage ownership of the Member Parties to not more than the percentage of the outstanding shares of Common Stock owned by the MSD Parties as of immediately after giving effect to the Closing;

(iv)    acquire Common Stock in transactions with the Company;

(v)    acquire Common Stock or take any other actions in connection with lending to the Company;

(vi)    propose, commit to, participate in and/or make a loan or other debt financing to the Company or any of its subsidiaries;

(vii)    propose, commit to, participate in and/or provide debt financing to a prospective buyer regarding the Company or any of its subsidiaries or assets in a negotiated transaction with the Company (excluding any unsolicited offer made to the Company, other than in the context of a bankruptcy or insolvency proceeding), or finance a third party’s effort to make a loan or other debt financing to the Company or any of its subsidiaries in a negotiated transaction (excluding any unsolicited offer made to the Company, other than in the context of a bankruptcy or insolvency proceeding) with the Company or any of its subsidiaries;

(viii)    participate in any auction or sale process approved, conducted or initiated by the Company pursuant to which the Company proposes to sell or otherwise dispose of any of the businesses or assets of the Company or any of its Subsidiaries are proposed to be sold or otherwise disposed of (but excluding any strategic combination of the Company that is not a process intended, per se, to obtain the greatest value for the Company’s Common Stock, other than in the context of a bankruptcy or insolvency proceeding);

(ix)    submit a proposal to the Board relating to the acquisition of all of the equity of the Company or all or substantially all of the assets of the Company and its Subsidiaries if the Company has entered into a definitive agreement with respect to the sale of all of the equity of the Company (including by merger) or all or substantially all of the assets of the Company and its subsidiaries; or

(x)    purchase debt of the Company or its subsidiaries in secondary market transactions.

(c)    The MSD Parties further agree not to, and to cause their Controlled Affiliates not to, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 2.2 (including this sentence) or do so in a manner that would require the Company to publicly disclose such request.

(d)    Notwithstanding the foregoing, this Section 2.2 shall not apply in respect of any Common Stock that is issued as compensation for any MSD Representative serving as a director of the Company.

For purposes of this Section 2.2, (x) the term “Voting Securities” shall be deemed to include any security of the company that is convertible into a Voting Security at any time and (y) the term “debt” shall be deemed to include, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidences of indebtedness, and debt securities, but shall not include any debt convertible or exchangeable for equity. Notwithstanding the foregoing, this Section 2.2 shall not limit the MSD Parties or their Controlled Affiliates from providing any financing in the context of any bankruptcy or insolvency proceeding.

2.3    Voting. From and after the date of this Agreement, until the Sunset Date, the MSD Parties agree (i) to cause all Voting Securities held by the MSD Parties or over which the MSD Parties or any of their respective subsidiaries otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy, (ii) to vote such Voting Securities Beneficially Owned by the MSD Parties or any of their respective subsidiaries or over which the MSD Parties or any of their respective subsidiaries otherwise has voting discretion or control (A) either (at the election of the MSD Parties) (1) as recommended by the Board or (2) in the same proportion as the votes cast by other holders of Voting Securities, (x) with respect to director nominees nominated by the Company’s Board or Nominating and Corporate Governance Committee (the “Governance Committee”) (including any directors nominated to the Board pursuant to Section 1.2, but excluding the MSD Representatives nominated to the Board pursuant to Section 1.1), and (y) with respect to any other nominees (excluding the MSD Representatives nominated to the Board pursuant to Section 1.1), and (B) in favor of the MSD Representatives nominated to the Board pursuant to Section 1.1, (iii) to not vote such Voting Securities in favor of any Change of Control Transaction submitted to the Company’s stockholders for approval or adoption pursuant to which the per-share consideration to be received by the MSD Parties or any of their respective Affiliates in respect of their shares of Common Stock in such Change of Control Transaction is different in amount or form from the per-share consideration to be received by other holders of Common Stock who are not Affiliates of the MSD Parties or the Company in respect of their shares of Common Stock in such Change of Control Transaction, disregarding any right to select cash and/or securities as consideration in such Change of Control Transaction that is offered generally to holders of Common Stock in such Change of Control Transaction, unless such Change of Control Transaction is approved by the Board, and (iv) not to take, alone or in concert with any other Persons, any action to remove or oppose any director of the Company other than the MSD Representatives or to seek to change the size or composition of the Board or otherwise seek to expand the MSD Parties’ representation on the Board in each case in a manner inconsistent with Section 1.1(b). For the avoidance of doubt, nothing in this Section 2.3 shall require the MSD Parties to vote any Voting Securities or cause any such Voting Securities to be voted in accordance with the Board’s recommendation with respect to any other matter requiring stockholder approval under Law that is not expressly addressed above.

2.4    Taxes.

(a)    The Company will prepare or cause to be prepared and file or cause to be filed all federal, state and local income Tax Returns (as defined in the Merger Agreement) for Sidewinder for all taxable periods ending on or prior to the Closing Date. All such Tax Returns will be prepared in a manner consistent with Sidewinder’s past practices to the extent consistent with applicable law and relevant facts. The Company will make available to the MSD COF Master Fund (or such other entity as the MSD Parties may designate for this purpose by notice to the Company in writing) (the “Tax Representative”) drafts of such Tax Returns for review and comment not less than thirty (30) days before the filing date, and the Company will accept all reasonable comments to such Tax Returns provided by the Tax Representative within twenty (20) days after its receipt of each of any such Tax Return and financial statements (or a trial balance) in respect of the applicable period for review, provided that such comments are consistent with applicable law and relevant facts. In the event of a dispute with respect to any item to be reflected in any such Tax Return for a tax period ending on or prior to the Closing Date, the Company and the Tax Representative shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. If the Company and the Tax Representative cannot resolve any disputed item, the item or items in question shall be resolved by a third-party accounting firm jointly selected by the Company and the Tax Representative; provided, however, that any such disputes shall not prevent the timely filing of any such Tax Return. The Company shall deliver to each Person who was a member of Sidewinder at any time during the taxable year of Sidewinder ending on the Closing Date (i) no later than forty-five (45) days from the Closing Date, estimated Schedule K-1’s, and (ii) no later than ninety (90) days from the Closing Date, final Schedule K-1s and any other information regarding Sidewinder as shall be reasonably necessary for the preparation by such Person of such Person’s federal, state and local income Tax Returns.

(b)    Each Member Party shall timely pay all Taxes (as defined in the Merger Agreement) required to be paid by such Member Party as a result of its pre-Closing ownership of membership interests in Sidewinder. Each Member Party that is a partnership or other flow-through entity for U.S. federal income tax purposes shall timely report to its partners or other beneficial owners their distributive shares of such Member Party’s income, gain, loss, expense and deduction from such Member Party’s pre-Closing ownership of membership interests in Sidewinder.

(c)    Each of the Company and the Member Parties agree, for U.S. federal income tax purposes, to treat the Company’s acquisition of Sidewinder pursuant to the Merger Agreement in a manner consistent with the holding in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432. Specifically, such acquisition will be treated (i) by the Members as if they had sold their limited liability company units of Sidewinder to the Company and (ii) by the Company as if it had purchased the assets of Sidewinder. None of the Parties nor their Affiliates will take any position inconsistent with such treatment in notices to or filings with Tax authorities, in audit or other proceedings with respect to Taxes (as defined in the Merger Agreement), or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by a final determination as defined in Section 1313 of the Code.

2.5    Disclaimer of Corporate Opportunity Doctrine.

(a)    In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the MSD Group may serve as directors, officers or agents of the Company, (ii) any member of the MSD Group may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) the MSD Representatives and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Section 2.5 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any (A) member of the MSD Group and any Affiliate thereof or (B) the MSD Representatives (including any MSD Representative who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates (the Persons identified in clauses (A) and (B) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

(b)    To the fullest extent permitted by Law, no Identified Person shall, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates. To the fullest extent permitted by Law and subject to Section 2.5(c), (1) the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be presented to from time to time to any Identified Person, even if the opportunity is one that the Company might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, (2) no Identified Person who acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates shall have any fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and (3) no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

(c)    In addition to, and without limitation of, Section 2.5(b), each of the parties acknowledges and agrees that:

(i)    a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (1) the Company is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (3) is one in which the Company has no interest or reasonable expectancy;

(ii)    To the fullest extent permitted by law and subject to Section 2.5(c)(iii), the Company and its Affiliates do not have any rights in or to the business ventures of any Identified Person, or the income or profits derived therefrom, and to the fullest extent permitted by Law, each of the Identified Persons may conduct business with or otherwise transact with any potential or actual customer, supplier or other commercial counterparty; and

(iii)    the Company does not renounce its interest in any corporate opportunity offered to any MSD Representative if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section 2.5(b) shall not apply to any such corporate opportunities.

(d)    In the event of any conflict between any policies or manuals of the Board to which an MSD Representative may be subject and the provisions of this Section 2.5, the provisions of this Section 2.5 shall govern.

(e)    Neither the alteration, amendment, addition to or repeal of this Section 2.5, nor the adoption of any provision of this Agreement inconsistent with this Section 2.5, shall eliminate or reduce the effect of this Section 2.5 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim against any Identified Person that, but for this Section 2.5, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Section 2.5 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any MSD Representative under this Agreement or any other document, instrument or policy.

(f)    Neither the Board nor the Company shall take any action, or omit take any action, inconsistent with the foregoing provisions of this Section 2.5.

2.6    Indemnification. The Company agrees to indemnify and hold harmless each Identified Person from and against Losses incurred by such Identified Person on or after the date of the closing of the Merger arising from any litigation or proceeding brought by a current or former shareholder of the Company as of the date of the closing of the Merger to the extent arising out of, resulting from, or relating solely due to their status as a stockholder of the Company as of the date of the closing of the Merger (“Applicable Losses”); provided, that the foregoing indemnification rights in this Section 2.6 shall not be available to the extent that (1) any such Losses are incurred as a result of such Identified Person’s action or inaction, including any willful misconduct or gross negligence; (2) any such Losses are incurred as a result of non-compliance by such Identified Person with any Laws or regulations applicable to any of them; (3) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable Law or public policy; or (4) any such Losses are incurred as a result of any actions or inaction by the Company or such Indemnified Person prior to the closing of the Merger, or any Losses relating to the Merger or the Merger Agreement. The rights of any Identified Person to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument to which such Identified Person is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 2.6, to the extent that any Identified Person is indemnified for Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Identified Person to which such payment is made against all other persons. Such Identified Person shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 2.6 or to assume the defense thereof, with counsel reasonably satisfactory to such Identified Person unless, in the reasonable judgment of the Identified Person, a conflict of interest between the Company and such Identified Person may exist, in which case such Identified Person shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Identified Person in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Identified Person (which consent shall not be unreasonably withheld) effect any settlement of any threatened or pending third party claim in which such Identified Person is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Identified Person from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying an Identified Person, shall, if and to the extent permitted by Law, contribute to the amount paid or payable by such Identified Person in such proportion as is appropriate to reflect the relative fault of the Company and such Identified Person in connection with the actions which resulted in such Losses, as well as any other equitable considerations. For purposes of this Section 2.6, Losses shall include all reasonable costs and expenses (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with the enforcement or exercise by an MSD Party of any right granted to it or provided for hereunder. For the avoidance of doubt, no Identified Person shall be obligated to pursue recovery for any Applicable Losses under any other agreement, policy or other instrument to which such Identified Person is or becomes a party or is or otherwise becomes a beneficiary and the Company shall have no right to pursue recovery in any manner for any Losses under any such agreement, policy or other instrument.

2.7    Permitted Disclosure. Each MSD Representative and Board Observer shall be permitted to disclose to the MSD Parties, their respective Affiliates and their and their Affiliates’ Representatives information about the Company that he or she receives as a result of being a director or Board Observer of the Company; provided, any Confidential Information provided to such Persons by any MSD Representative or Board Observer shall be maintained in confidence by the MSD Parties and such other Persons, shall not be divulged by such recipient to any other party who is not obligated to such party to maintain the confidentiality of such information, and shall not be used by the MSD Parties or such other Persons for purposes in violation of applicable Law.

Article III

REGISTRATION RIGHTS

3.1    Registration.

(a)    The Company shall use its commercially reasonable best efforts to file, as soon as practicable after the Closing Date, and no later than the later of (i) 30 days after the Closing Date and (ii) fifteen (15) Business Days after Sidewinder delivers the financial statements and information required to be delivered by Sidewinder pursuant to Sections 7.15(b) and (c) of the Merger Agreement, a shelf registration statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Member Parties from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (a “Shelf Registration Statement”) and use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable (but in any event, no later than 180 days after the Closing Date or, if earlier, the end of the Restricted Period (or the end of any then-applicable Permitted Black-Out Period) (the “Effectiveness Deadline”)). If the Shelf Registration Statement is not declared effective by the SEC prior to the Effectiveness Deadline (other than as a result of matters solely related to any material inaccuracy included in the Sidewinder financial statements and information required to be delivered by Sidewinder pursuant to Sections 7.15(b) and (c) of the Merger Agreement), then each Holder shall be entitled to payment, as liquidated damages and not as a penalty, in an amount equal to 0.25% of the aggregate Fair Market Value of the Registrable Securities held by such Holder for the first 60-day period immediately following the Effectiveness Deadline, with such payment amount increasing by an additional 0.25% of the Fair Market Value per 30-day period, that shall accrue daily, for each subsequent 60-day period, up to a maximum of 1.00% of the Fair Market Value per 30-day period or pro rata for any portion thereof following the date by which such Shelf Registration Statement should have been effective. Such liquidated damages shall be paid by the Company within ten (10) Business Days of the end of each 60-day period, as applicable. Such payments shall constitute the Holders’ exclusive monetary remedy for such events unless the circumstances above are a result of a willful breach by the Company, but shall not affect the right of the Holders to seek injunctive relief. Subject to Section 3.4, the Company shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective, to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that one or more other registration statements is available, for the resale of all the Registrable Securities held by the Member Parties and other Holders and in compliance with the Securities Act and usable for resale of such Registrable Securities (such registration statement, together with the Registration Statement, the “Registration Statement”) for a period from the date of its initial effectiveness until the earlier of (i) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities, and (ii) the date on which this Agreement terminates pursuant to Section 5.1.

(b)    To the extent that the Company is eligible to use a registration statement on Form S-3 (a “Form S-3”), any registration pursuant to this Section 3.1 shall be effected by means of a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415; provided, that if the Company is not eligible to use a Form S-3, it shall be required to us such other form of registration statement as it is at any such time eligible to use.

(c)    If the MSD Parties intend to distribute any Registrable Securities included by the MSD Parties on the Registration Statement by means of an underwritten offering, including a take-down off of the Shelf Registration Statement (such take-down an “Underwritten Shelf Take-Down,” and any such offering, an “Underwritten Offering”), it shall promptly so notify the Company and the Company shall promptly take all reasonable steps to facilitate such distribution, including, if applicable, amending or supplementing the Shelf Registration Statement as necessary in order to enable such Registrable Securities to be distributed pursuant to the Underwritten Shelf Take-Down and the actions required pursuant to Section 3.3; provided, that, the Company shall not be required to effect (i) more than one (1) Underwritten Offering pursuant to this Section 3.1(c) in any calendar quarter (but in any event no more than one (1) Underwritten Offering in any sixty (60)-day period), and no more than three (3) Underwritten Offerings pursuant to this Section 3.1(c) in any 12-month period or (ii) any Underwritten Offering pursuant to this Section 3.1(c) the proceeds of which are reasonably anticipated to be less than $15 million (unless such offering would include at least five percent (5%) of the outstanding shares of Common Stock); provided, further, that if any MSD Party advises the Company pursuant to this Section 3.1(c) that it intends to undertake an Underwritten Offering, and prior to the consummation of such Underwritten Offering it is terminated or abandoned for any reason or no reason, then such Underwritten Offering shall not be deemed to have occurred for purposes of the foregoing limitation. The lead underwriters in any such distribution shall be selected by the MSD Parties; provided that such selections are reasonably acceptable to the Company.

(d)    The Company (i) may delay the filing or a request for effectiveness, or suspend the use of the Shelf Registration Statement and (ii) shall not be required to effect an Underwritten Offering during any Permitted Black-Out Period; provided that (1) such right to suspend the use of the Shelf Registration Statement or delay an Underwritten Offering shall be exercised by the Company only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights, (2) the Company shall not issue and sell any registered securities for its own account during such Permitted Black-Out Period, (3) without the prior written consent of the MSD Parties, a Permitted Black-Out Period may not occur more than twice in any period of 365 consecutive days, the duration of any Permitted Black-Out Period shall not exceed sixty (60) consecutive days, and the number of days in Permitted Black-Out Periods during any period of 365 consecutive days shall not exceed ninety (90) days and (4) a Permitted Black-Out Period shall terminate automatically upon the cessation of the conditions that gave rise to such Permitted Black-Out Period, and the Company shall notify all Holders within one Business Day following such termination.

(e)    If:

(i)    the Company proposes to file a Registration Statement or prospectus supplement with respect to any underwritten offering of its equity securities, other than a registration or offering pursuant to Section 3.1(a), (b) or (c), and the registration form or prospectus supplement to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the MSD Parties and all other Holders of its intention to effect such underwritten offering (but in no event less than ten (10) Business Days prior to the anticipated filing date) (or, with respect to any overnight or bought offering, three (3) Business Days) and (subject to clause (g) below) will include in such registration and offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days (or, with respect to any overnight or bought offering, one (1) Business Day) after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the pricing date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 3.1(e) prior to the effectiveness of such registration, whether or not the MSD Parties or any other Holders have elected to include Registrable Securities in such registration; or

(ii)    In the case of any Underwritten Offering initiated by the MSD Parties pursuant to Section 3.1(c) involving more than 48 hours of road show or other substantial marketing efforts (whether in person or remotely) by any underwriter of such offering with the participation of Company management (a “Marketed Underwritten Offering”), promptly after the MSD Parties deliver notice of such Marketed Underwritten Offering to the Company, the Company shall promptly deliver a written notice thereof to all Holders, and the Company shall include in such Marketed Underwritten Offering all Registrable Securities of such Holders for which the Company receives written requests within three (3) Business Days of such notice from the Company, which requests must specify the aggregate amount of such Registrable Securities of such Holder to be offered and sold pursuant to such Marketed Underwritten Offering; provided, that the number of Registrable Shares of any Holder to be included shall not exceed such Holder’s pro rata share of the total number of Registrable Securities owned by all such requesting Holders and the MSD Parties in the aggregate.

(f)    With respect to any offering contemplated by Section 3.1(e), the right of any MSD Parties and all other Holders to registration or participation therein will be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such participating person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (in the case of Section 3.1(e)(i)) or the MSD Parties (in the case of Section 3.1(e)(ii)). Any Holder so participating shall not be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s authority to sell the Registrable Securities, such Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Holder and any other representations required to be made by such Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Holder in connection with such underwriting agreement shall not exceed such Holder’s net proceeds from such underwritten offering (i.e., less underwriting discounts and commissions). If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company and the managing underwriter prior to the execution of the underwriting agreement with respect thereto.

(g)    If, in connection with a Piggyback Registration or Marketed Underwritten Offering under Section 3.1(e), the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority:

(i)    With respect to any offering contemplated by Section 3.1(e)(i), (A) first, the securities the Company proposes to sell, (B) second, Registrable Securities of the MSD Parties and all other Holders who have requested registration of Registrable Securities pursuant to Section 3.1 (e) (i), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, and (C) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement; or

(ii)    With respect to any offering contemplated by Section 3.1(e)(ii), (A) first, all Registrable Securities of the MSD Parties and all other Holders who have requested registration or inclusion of Registrable Securities pursuant to Section 3.1(e)(ii), pro rata on the basis of the aggregate number of such securities or shares owned by each such person, and (B) second, the securities the Company proposes to sell.

(h)    From and after the date of this Agreement, the Company shall not, without the prior written consent of the MSD Parties, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed, or any Underwritten Offering conducted, under Section 3.1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration or take-down only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders which are included or (b) to demand registration of their securities.

3.2    Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

3.3    Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Registration Statement (including pursuant to an Underwritten Offering), the Company shall, as expeditiously as reasonably practicable, take all such customary actions as may be reasonably necessary, or reasonably requested by any Holder, in order to expedite or facilitate the registration or distribution of such Registrable Securities, including:

(a)    Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective Registration Statement, subject to this Section 3.3, keep such Registration Statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities.

(b)    Prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c)    Furnish to the Holders and any underwriters such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(d)    Use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)    Notify promptly each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(f)    Give prompt written notice to the Holders:

(i)    when any Registration Statement filed pursuant to Section 3.1 or any amendment or supplement thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)    of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii)    of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose;

(iv)    of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v)    of the happening of any event that requires the Company to make changes in any effective Registration Statement or the prospectus related to the Registration Statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(vi)    if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.3(j) cease to be true and correct.

(g)    Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Registration Statement referred to in Section 3.3(f)(iii) at the earliest practicable time.

(h)    Upon the occurrence of any event contemplated by Section 3.3(e) or 3.3(f)(v), promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)    Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities.

(j)    If an Underwritten Offering is requested pursuant to Section 3.1(c), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the MSD Parties or the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company reasonably available to participate in “road shows,” similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants and reserve engineers of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the MSD Parties or the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. Notwithstanding anything contained herein to the contrary, the Company shall not be required to enter into any underwriting agreement or permit any underwritten offering absent an agreement by the applicable underwriter(s) to indemnify the Company in form, scope and substance as is customary in underwritten offerings by the Company.

(k)    (A) make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, upon reasonable advance notice and during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, managing underwriter(s), attorney or accountant in connection with such Registration Statement and (B) use reasonable best efforts to procure customary legal opinions and auditor and reserve engineer “comfort” letters in connection with the sale of Registrable Securities the MSD Parties or any other Holder utilizing the Registration Statement.

(l)    Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the NYSE or the NASDAQ Stock Market, as determined by the Company.

(m)    If requested by the MSD Parties or the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the MSD Parties or the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(n)    Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(o)     To the extent required, in connection with the initial filing of a Registration Statement for an Underwritten Offering of the Registrable Securities and each amendment thereto with the SEC, cooperate with the managing underwriter in connection with the filing with FINRA of all forms and information required or requested by FINRA in order to obtain written confirmation from FINRA that FINRA does not object to the fairness and reasonableness of the underwriting terms and arrangements (or any deemed underwriting terms and arrangements) (each such written confirmation, a “No Objections Letter”) relating to the resale of Registrable Securities pursuant to the Registration Statement, including, without limitation, information provided to FINRA through its COBRADesk system, and pay all costs, fees and expenses incident to FINRA’s review of the Registration Statement and the related underwriting terms and arrangements, including, without limitation, all filing fees associated with any filings or submissions to FINRA and the legal expenses, filing fees and other disbursements of the managing underwriter and any other FINRA member that is the Holder of, or is affiliated or associated with an owner of, Registrable Securities included in the Registration Statement (including in connection with any initial or subsequent member filing).

(p)    In the case of an Underwritten Offering, use its commercially reasonable efforts to cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter,” if applicable) that is required to be retained in accordance with the rules and regulations of FINRA.

3.4    Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder shall terminate on the date (i) such securities cease to qualify as Registrable Securities, or (ii) at such time that (A) such Registrable Securities may be sold by the Holder thereof pursuant to Rule 144 without limitation thereunder on volume or manner of sale or information requirements thereunder and (B) with respect to the MSD Parties only, the number of Registrable Securities held by such Holder constitutes less than five percent (5%) of the shares of Common Stock outstanding.

3.5    Furnishing Information.

(a)    No Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of their Registrable Securities.

3.6    Indemnification.

(a)    The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s direct or indirect partners, direct and indirect owners, members or stockholders and each of such owner’s partner’s, member’s or stockholder’s partners, members or stockholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and controlling Persons within the meaning of the Securities Act and each of their respective representatives (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in any Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto) or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such Loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (A) an untrue statement or omission made in such Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or (B) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as such term is defined in Rule 405) that was not authorized in writing by the Company; (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company or any of its subsidiaries in connection with any such registration, qualification, compliance or sale of Registrable Securities; (iii) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities); or (iv) any actions or inactions or proceedings in respect of the foregoing whether or not an Indemnitee is a party thereto, whether such Registration Statement, final prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405) or other document is issued pursuant to this Agreement or otherwise.

(b)    In connection with any Registration Statement in which a Holder is participating, each such Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act to the same extent as the exception to the Company’s indemnification obligations provided for in clause (i) of Section 3.6(a) from the Company to the Holders applies, but only to the extent that such statement or omission is made in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee, expressly for use in any Registration Statement or any prospectus, including any amendment or supplement thereto. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds (less underwriting discounts and commissions) received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation.

(c)    Any Person entitled to indemnification pursuant to this Section 3.6 (the “Indemnified Party”) shall give prompt written notice to the Person against whom such indemnity may be sought pursuant to this Section 3.6 (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the Indemnifying Party from its obligation, except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d)    In any case in which any such action is brought against any Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof and acknowledging the obligations of the Indemnifying Party with respect to such proceeding, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such Indemnified Party hereunder for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such Indemnifying Party and, as a result, a conflict of interest exists or (ii) the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the Indemnifying Party for the reasonable expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an Indemnifying Party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an Indemnifying Party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party, and (z) does not involve any injunctive or equitable relief that would be binding on the indemnified party or any payment that is not covered by the indemnification hereunder.

(e)    The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f)    If the indemnification provided for in this Section 3.6 is unavailable to a Indemnified Party from the Person against the Indemnifying Party with respect to any Losses or is insufficient to hold the Indemnified Party harmless as contemplated therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.6(f) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.6. No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Indemnifying Party if the Indemnifying Party was not guilty of such fraudulent misrepresentation.

3.7    Assignment of Registration Rights. The rights of the MSD Parties to registration of Registrable Securities pursuant to Article 3 may be assigned to any permitted transferee or assignee of Registrable Securities; provided, however, that the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number of Registrable Securities that are being assigned.

3.8    Company Holdback. With respect to any Underwritten Offering pursuant to Section 3.1(c), (i) the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the sixty (60) days following the date of execution of the underwriting agreement with respect to such Underwritten Offering (or such longer period not to exceed ninety (90) days as may be requested by the managing underwriter and as shall be applicable to Holders participating in such Underwritten Offering) and (ii) the Company agrees to cause each of its directors and senior executive officers to execute and deliver customary lock-up agreements not to exceed the lock-up period as requested from the Company and the Holders participating in such offering. With respect to any Underwritten Offering by the Company in which any Holders participate in accordance with Section 3.1(e)(i) or any Marketed Underwritten Offering initiated by the MSD Parties in which any Holders participate in accordance with Section 3.1(e)(ii), each participating Holder agrees to execute and deliver customary lock-up agreements in such form and for such time period up to ninety (90) days as may be requested by the managing underwriter; provided that such Holder shall not be required to execute and deliver any lock-up agreement different in form or substance as any lock-up executed by the Company’s directors and senior executive officers.

3.9    Rule 144. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b)    file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

(c)    so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(d)    take such further action as any Holder may reasonably request (including, without limitation (i) making its Chief Executive Officer and Chief Financial Officer reasonably available to potential purchasers in a reasonable manner (by telephone where feasible) and except during periods when the Company has restricted access to investors in accordance with its Regulation FD procedures and other policies and procedures required by applicable law; and (ii) executing a customary engagement letter that will provide for customary indemnification of a placement agent with respect to such placement), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act, and provided that the commission and fees for such placement shall be at the expense of the requesting Holder

3.10    Opt-Out Notice. At any time, any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed underwritten offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to such Holder pursuant to Section 3.1.

Article IV

DEFINITIONS

4.1    Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Action” means any claim, action, suit, arbitration, litigation or proceeding.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person. Notwithstanding the foregoing, the Company shall be deemed to not be an Affiliate of the MSD Parties for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Losses” has the meaning set forth in Section 2.7.

“Beneficially Own or Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Board” has the meaning set forth in Section 1.1.

“Board Approval” means approval by a majority of the members of the Board.

“Board Designation Expiration Date” means the earlier of (i) the date on which the MSD Percentage Interest is less than 10% and (ii) the date on which this Agreement is validly terminated pursuant to Section 5.1.

“Board Observer” has the meaning set forth in Section 1.1(f).

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Change of Control Transaction” means the existence or occurrence of any of the following: (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company and its subsidiaries in one transaction or a series of related transactions; (ii) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the then current stockholders of the Company fail to own, directly or indirectly, at least Majority Voting Power; (iii) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power (other than (A) a reincorporation or similar corporate transaction in which the Company’s stockholders own, immediately thereafter, interests in the new parent company in essentially the same percentage as they owned in the Company immediately prior to such transaction, or (B) a transaction described in clause (ii) (such as a triangular merger) in which the threshold in clause (ii) is not passed) or (iv) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the preamble.

“Company Competitor” means (a) any Person listed on Exhibit B hereto, and any Controlled Affiliate of such Person, or (b) any Person whose primary business is the business of providing land-based contract drilling services for oil and natural gas producers in the United States (which, for the avoidance of doubt, shall not include any private equity or other investment firm that Controls any such Person described or any such firm’s Affiliates, other than such Person).

“Common Stock” has the meaning set forth in the recitals.

“Confidential Information” means any non-public business or financial information concerning the Company and its subsidiaries, including (a) financial and operating results, (b) proposed or pending strategic transactions, including refinancings and mergers and acquisitions and sales, and (c) backlog, contract status and pricing; provided, “Confidential Information” shall not, with respect to the MSD Parties, their respective Affiliates and their and their Affiliates’ Representatives, include information that: (i) is or becomes generally available to the public other than as a result of disclosure in violation of Section 2.7; (ii) is or becomes available to such parties from a source other than the Company, any of its Affiliates or subsidiaries or any of their respective representatives, provided that, such source is not known by such party, after reasonable inquiry, to be bound by a confidentiality agreement or obligation with the Company or any such Affiliate or subsidiary; or (iii) is information that such Person can reasonably demonstrate was independently developed by such Person (other than in such Person’s capacity as a director, employee, consultant or other service provider to the Company or its Affiliates or subsidiaries) without the use of any such information received under this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock means the volume-weighted average price of the Common Stock on the Principal Trading Market during the ten (10) trading days immediately prior to the date on which the Shelf Registration Statement should have been effective.

“FINRA” means the Financial Industry Regulatory Authority and any successor entity.

“Form S-3” has the meaning set forth in Section 3.1(b).

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Holder” means any Member Party holding Registrable Securities or other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 3.8.

“Holder Group” means, with respect to each Holder, such Holder and each other Holder that is under common Control with such Holder.

“Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

“Identified Person” has the meaning set forth in Section 2.5(a).

“Indemnified Party” has the meaning set forth in Section 3.6(c).

“Indemnifying Party” has the meaning set forth in Section 3.6(c).

“Indemnitee” has the meaning set forth in Section 3.6(a).

“Independent Director” means a director who (i) is not an officer, director, principal, managing partner or employee of the MSD Parties or any of their Affiliates or any spouse, parent, child or sibling of any of the foregoing, (ii) would qualify as an “Independent Director” pursuant to the listing standards of the NYSE, or, if the Common Stock is not then listed for trading on the NYSE, pursuant to the rules of the national securities exchange on which the Common Stock is then listed or trading, with respect to the Company, and (iii) receives no compensation the MSD Parties or any Affiliate thereof for or related to his or her service as a director of the Company.

“Law” means any applicable federal, state, local, foreign or international law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction or treaty.

“Merger Sub” has the meaning set forth in the recitals.

“Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies.

“Majority Voting Power” of the Company means a majority of the ordinary voting power in the election of directors of all the outstanding Voting Securities of the Company.

“Mergers” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“MSD COF Master Fund” has the meaning set forth in Section 1.1(b)(i).

“MSD Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from the MSD Parties or any of their respective affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 5% or more of the then-outstanding voting stock of the Company.

“MSD Group” means the MSD Parties, MSD Partners, L.P., MSD Capital, L.P., and any Person that directly or indirectly is controlled by, controls, or is under common control with MSD Partners, L.P. or MSD Capital, L.P., and shall include any principal, member, director, partner, stockholder, officer, employee, manager, direct or indirect owner or other representative of any of the foregoing.

“MSD Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any MSD Direct Transferee or any other MSD Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Company.

“MSD Parties” means, collectively, MSD COF Master Fund, MSD Credit Opportunity Fund X, LLC and MSD Energy Investments, L.P., provided, that each such Person shall no longer be deemed to be an MSD Party following such time as it no longer holds any Shares.

“MSD Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are then-Beneficially Owned by the MSD Parties and their respective Affiliates and (ii) the number of all then-outstanding Voting Securities.

“MSD Representative” has the meaning set forth in Section 1.3.

“NYSE” means the New York Stock Exchange.

“Permitted Black-Out Period” means a period in respect of which the Company has furnished to the MSD Parties a certificate signed by a senior executive officer of the Company that, in the good faith judgment of the Company’s board of directors, (x) the registration or Underwritten Offering, as the case may be, would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company, (y) the registration or Underwritten Offering, as the case may be, would require disclosure of material information that the Company has a bona fide business purpose for not disclosing and that has not been, and is not otherwise required to be, disclosed to the public, or (z) a Registration Statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that that continued use of such Registration Statement, prospectus or prospectus supplement would be in violation of the Securities Act or the Exchange Act.

“Permitted Transferee” means (i) any Specified Permitted Transferee and (ii) any other Transferee permitted pursuant to Section 2.1.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Piggyback Registration” has the meaning set forth in Section 3.1(e)(i).

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.

“Registrable Securities” means (A) all Common Stock held by the Holders from time to time and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will cease to constitute Registrable Securities upon the earliest to occur of (i) when they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) when they are sold pursuant to Rule 144 and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) when they shall have ceased to be outstanding or (iv) when they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one Registration Statement at one time.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Article III, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” the reasonable fees and expenses of one counsel for the Holders, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

“Rule 144,” “Rule 144A,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

“Representatives” means any principal, director, officer, employee, manager or other representative of an applicable Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

“Shares” has the meaning set forth in the recitals.

“Shelf Registration Statement” has the meaning set forth in Section 3.1(b).

“Sidewinder” has the meaning set forth in the recitals.

“Special Registration” means the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its subsidiaries or in connection with dividend reinvestment plans.

“Specified Permitted Transferee” means (i) any Affiliate of the Member Party, (ii) any holder of equity interests in the Member Party and each of such holders’ direct and indirect equity holders and (iii) any other Member Party or any Affiliate thereof.

“Subsidiary” means, with respect to any Person, another Person, (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

“Sunset Date” means the earlier of: (i) the third anniversary of the Closing Date, (ii) the date on which the MSD Percentage Interest is less than 10% (or such other applicable Member Party Beneficially Owns less than 10%), (iii) the occurrence of a Change of Control Transaction, and (iii) a material breach of this Agreement by the Company (including any removal of any MSD Representative from the Board in violation of this Agreement and any failure of the Company to include in any proxy statement the nomination of the MSD Representatives (other than a failure attributable to a breach by the MSD Parties or the failure of such individual to meet the applicable independence criteria)) that is not cured by the Company promptly and within 30 days after notice of such breach.

“Tax Representative” has the meaning set forth in Section 2.4(a).

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of such ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise. Notwithstanding anything to the contrary in this Agreement, a sale, transfer or other change in the ownership of any equity interests in a Person shall not be deemed to result in the Transfer of capital stock or any interest in capital stock held by such Person unless such sale, transfer or other change in ownership results in a change of Control of such Person.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(c).

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally at any annual or special meeting of the Company’s stockholders.

4.2    Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article IV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter (including the Merger Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. If, and as often as, there is any change in the outstanding shares of Common Stock by reason of a share dividend or distribution, or stock split or other subdivision, or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transaction, appropriate anti-dilution adjustments will be made in the provisions of this Agreement so as to fairly and equitably preserve the rights and obligations set forth herein.

Article V

MISCELLANEOUS

5.1    Term. This Agreement is binding on the parties as of the date hereof, but will be effective as of the Closing Date and, except as otherwise set forth herein will continue in effect thereafter until the earlier of (a) the time when no shares of Common Stock are held by the MSD Parties or any other Holder and (b) its termination by the consent of all parties hereto or their respective successors in interest. This Agreement shall terminate immediately in all respects in the event of a termination of the Merger Agreement.

5.2    Representations and Warranties. Each party hereto hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement: (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such party and this Agreement constitutes a legal and binding obligation of such party , enforceable against the such party in accordance with its terms; (c) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such party is a party or by which such party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such party’s ability to perform its obligations hereunder. Each Member Party hereby represents and warrants to the Company that: (i) it is acquiring its shares of Common Stock in accordance with and pursuant to the Merger Agreement, for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” laws, or with any present intention of distributing or selling such shares of Common Stock in violation of any such laws, (ii) it has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the shares of Common Stock and of making an informed investment decision, (iii) it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and (iv) it acknowledges the shares of Common Stock issued to it pursuant to the Merger Agreement may not be Transferred unless such Transfer is registered under applicable federal and state securities Laws or is made pursuant to an exemption from registration under any federal or state securities Laws, and in each case in accordance with this Agreement.

5.3    Legends; Securities Act Compliance.

(a)    A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each Holder agrees that all certificates, book-entry shares or other instruments representing such Shares will bear a legend substantially to the following effect:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENTS FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THE SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT WITH CERTAIN RESTRICTIONS ON TRANSFER, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY OR FROM THE HOLDER OF THIS CERTIFICATE. ANY ATTEMPTED TRANSFER OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THE STOCKHOLDERS’ AGREEMENT SHALL BE NULL, VOID AND OF NO EFFECT.

(b)    Notwithstanding Section 5.3(a), at the request of the Member Parties or other applicable Holder, (i) at such time as the restrictions described in the foregoing are no longer applicable to the Member Parties or such other Holder and (ii) with respect to restrictions that refer to the Securities Act or other Laws, upon receipt by the Company of an opinion of counsel to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other Laws, as the case may be, the Company will promptly cause such legend to be removed from any certificate or book entry share for any Shares held by the Member Parties or such other Holder.

5.4    No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that violates or is inconsistent or conflicts with the rights granted to the holders of Registrable Securities in this Agreement.

5.5    Amendments and Waivers; etc.

(a)    Subject to Section 5.5(b), the provisions of this Agreement may be amended or waived only upon the prior written consent of (a) the Company and (b) the MSD Parties; provided that (i) the Company may amend Schedule I hereto to add any Persons who are entitled to receive any Shares in accordance with the Merger Agreement who are not Member Parties as of the date of this Agreement and (ii) any provision of this Agreement applicable to all Member Parties (and, for the avoidance of doubt, not just the MSD Parties) shall only be amended or waived upon the prior written consent of (x) other than with respect to Article III, the Member Parties holding more than 50% of the Shares still held by the Member Parties or a Permitted Transferee thereof, or (y) with respect to Article III, Member Parties holding more than 50% of the Registrable Shares as of the time of such amendment or waiver.

(b)    Notwithstanding anything to the contrary in Section 5.5(a), (i) any amendment or waiver that materially and disproportionately affects a Member Party or group of Member Parties shall require the consent of such Member Party or Member Parties, (ii) any amendment to or waiver under Section 2.1(a) that is adverse to the Member Parties shall require approval of the Member Parties holding all of the Shares still held by the Member Parties or the Permitted Transferees thereof as of the time of such amendment or waiver, (iii) any amendment to or waiver under (x) Section 2.1(b) that is adverse to the Member Parties or (y) Section 2.3 that further restricts the MSD Parties’ voting rights thereunder, shall require approval of the Member Parties holding 85% of the Shares still held by the Member Parties or the Permitted Transferees thereof as of the time of such amendment or waiver, (iv) any amendment to or waiver under Sections 3.1(a), (e), (f) and (g) and Section 3.4 shall require approval of the Member Parties holding 85% of the Registrable Shares still held by the Member Parties or the Permitted Transferees thereof as of the time of such amendment or waiver and (v) any amendment to or waiver under this Section 5.5(b) shall require the approval that would have been required in respect of an amendment or waiver to the underlying provision to which such amendment or waiver of this Section 5.5(b) relates.

(c)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any reference in this Agreement to the consent of the MSD Parties shall mean the consent of the MSD Parties in their sole discretion.

5.6    Successors and Assigns. Except as set forth in Section 3.7, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by merger, consolidation, operation of law or otherwise), without the prior written consent of the other party; provided, however, that the Member Parties may assign its rights hereunder to any Affiliate of such Member Party; provided that such Affiliate (x) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject to the terms and conditions of this Agreement applicable to the Member Party and (y) remains an Affiliate of the Member Party for so long as Article I remains in effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.6 shall be void.

5.7    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.8    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.9    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

5.10    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the state of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery of the state of Delaware (or solely if such courts decline jurisdiction in any federal court located in the state of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each party hereto hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.14.

5.11    WAIVER OF JURY TRIAL. Each party hereto knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No party hereto shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties hereto. No party hereto will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each party hereto certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 5.11. No party hereto has in any way agreed with or represented to any other party that the provisions of this Section 5.11 will not be fully enforced in all instances.

5.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 5.10, the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.10, in addition to any other remedy to which they are entitled at law or in equity.

5.13    No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement; provided that (i) any Person (other than the Member Parties) that becomes a Holder shall be an intended third-party beneficiary hereof, (ii) the Identified Persons are intended third-party beneficiaries of Section 2.6, (iii) each member of the MSD Group is an intended third-party beneficiary of Section 2.5, and (iv) the Persons indemnified under Article III are intended third-party beneficiaries of Article III.

5.14    Notices. Any notice, demand or other communication required or permitted under this Agreement shall be in writing, and shall be deemed duly given: (a) on the date of delivery, if delivered personally to the intended recipient; (b) on the date receipt is acknowledged, if delivered by certified mail, return receipt requested; (c) one Business Day after being sent by overnight delivery via national courier service (providing proof of delivery); and (d) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and shall be directed to the address or e-mail set forth below (or at such other address or e-mail as such party shall designate by like notice):

(i)	If to the Company, to:

Independence Contract Drilling, Inc.
11601 Galayda St.
Houston, Texas 77086
Attention: Philip A. Choyce, Executive Vice President and Chief Financial Officer
E-mail: pchoyce@icdrilling.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana, Suite 600
Houston, Texas 77002
Attention: David C. Buck
E-mail: dbuck@sidley.com

(ii)	If to any MSD Party, to its address set forth on Schedule I

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Attention:	Jonathan D. Morris
Andrew L. Milano
Email:	Jonathan.Morris@morganlewis.com
Andrew.milano@morganlewis.com

(iii)	If to any Member Party, to its address set forth on Schedule I with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Attention:	Jonathan D. Morris
Andrew L. Milano
Email:	Jonathan.Morris@morganlewis.com
Andrew.milano@morganlewis.com

5.15    Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Morgan, Lewis & Bockius LLP may serve as counsel to each and any Member and their respective Affiliates (individually and collectively, the “Member Group”), on the one hand, and Sidewinder, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, Morgan, Lewis & Bockius LLP (or any successor) may serve as counsel to the Member Group or any director, member, partner, officer, employee or

Affiliate of the Member Group, in connection with any litigation, claim, right, obligation or other matter arising out of or relating to this Agreement or the Transactions notwithstanding such representation of the Member Group and Sidewinder prior to the Closing and each of the Parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any such conflict of interest arising from such representation.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Agreement by their authorized representatives as of the date first above written.

INDEPENDENCE CONTRACT DRILLING, INC.

By:	/s/ Philip A. Choyce
Name: Philip A Choyce
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Stockholders’ Agreement by their authorized representatives as of the date first above written.

MSD ENERGY INVESTMENTS, L.P.

By:	/s/ Kenneth Gerold
Name: Kenneth Gerold
Title: Authorized Signatory

MSD CREDIT OPPORTUNITY MASTER FUND, L.P.

By:	/s/ Kenneth Gerold
Name: Kenneth Gerold
Title: Authorized Signatory

MSD CREDIT OPPORTUNITY FUND X, LLC

By:	/s/ Kenneth Gerold
Name: Kenneth Gerold
Title: Authorized Signatory

MSD CREDIT OPPORTUNITY MASTER FUND, L.P., solely in its capacity as the Tax Representative

By:	/s/ Kenneth Gerold
Name: Kenneth Gerold
Title: Authorized Signatory

Signature Page to Amended and Restated Stockholders’ Agreement

BGCSMF-01 LLC

By:	/s/ Rodd D. Evonsky
Name: Rodd D. Evonsky
Title: CFO of its Investment Manager, Birch Grove Capital LP

OCSOMF-01 LLC

By:	/s/ Rodd D. Evonsky
Name: Rodd D. Evonsky
Title: CFO of its Investment Manager, Birch Grove Capital LP

Signature Page to Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

SARATOGA FOREIGN SERIES A SELLER LLC

By:	/s/ Thomas Flannery
Name: THOMAS FLANNERY
Title: AUTHORIZED SIGNATORY

POLICEMEN AND FIREMEN RETIREMENT SYSTEM OF THE CITY OF DETROIT
By: Credit Suisse Asset Management, LLC, as investment advisor

CREDIT SUISSE STRATEGIC INCOME FUND
By: Credit Suisse Asset Management, LLC, as investment advisor

BA/CSCREDIT I LLC
By: Credit Suisse Asset Management, LLC, as investment advisor

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.
By: Credit Suisse Asset Management, LLC, as investment advisor

CREDIT SUISSE HIGH YIELD BOND FUND
By: Credit Suisse Asset Management, LLC, as investment advisor

By:	/s/ Thomas Flannery
Name: THOMAS FLANNERY
Title: AUTHORIZED SIGNATORY

Signature Page to Amended and Restated Stockholders’ Agreement

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

AXAR MASTER FUND FH SPV LLC

By:	/s/ Andrew Axelrod
Name: Andrew Axelrod
Title: Authorized Signatory

STAR V PARTNERS LLC

By: Axar Capital Management LP, Investment Manager to Star V Partners LLC

By:	/s/ Andrew Axelrod
Name: Andrew Axelrod
Title: Authorized Signatory

Signature Page to Amended and Restated Stockholders’ Agreement

ANTHEM, INC.

By: Logan Asset Management L.P., its Agent and Authorized Signatory

By:	/s/ Steven Gendal
Name: Steven Gendal
Title: Managing Partner

LAM I LLC

By:	/s/ Steven Gendal
Name: Steven Gendal
Title: CEO

Signature Page to Amended and Restated Stockholders’ Agreement

Exhibit A

Initial Company Directors

MSD Representatives

•	Adam Piekarski

•	James Minmier

Other Directors

•	J. Anthony Gallegos, Jr.

•	Thomas R. Bates, Jr.

•	James D. Crandell

•	Matthew D. Fitzgerald

•	Daniel F. McNeese

Exhibit B

Company Competitors

Basic Energy Services, Inc.

C&J Energy Services, Inc.

Helmerich & Payne

Nabors Industries, Ltd.

Patterson-UTI, Inc.

Pioneer Energy Services, Inc.

Precision Drilling Company

Superior Energy Service, Inc.

Trinidad Drilling Company

Schedule I

Member Party	Notice Address
MSD Energy Investments, L.P.	c/o MSD Capital, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022 Attention: Marcello Liguori, Kenneth Gerold mliguori@msdpartners.com; kgerold@msdpartners.com
MSD Credit Opportunity Master Fund, L.P.	c/o MSD Partners, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022 Attention: Marcello Liguori, Kenneth Gerold mliguori@msdpartners.com; kgerold@msdpartners.com
MSD Credit Opportunity Fund X, LLC	c/o MSD Partners, L.P. 645 Fifth Avenue, 21st Floor New York, NY 10022 Attention: Marcello Liguori, Kenneth Gerold mliguori@msdpartners.com; kgerold@msdpartners.com
BGCSMF-01 LLC	c/o Birch Grove Capital LP 660 Madison Avenue New York, NY 10065
OCSOMF-01 LLC	c/o Birch Grove Capital LP 660 Madison Avenue New York, NY 10065
Saratoga Foreign Series A Sellers LLC	c/o Credit Suisse Asset Management, LLC One Madison Avenue New York, NY 10010 Attn: Davis Meiering davis.meiering@credit-suisse.com
Policemen and Firemen Retirement System of the City of Detroit	c/o Credit Suisse Asset Management, LLC One Madison Avenue New York, NY 10010 Attn: Davis Meiering davis.meiering@credit-suisse.com
BA/CSCredit 1 LLC	c/o Credit Suisse Asset Management, LLC One Madison Avenue New York, NY 10010 Attn: Davis Meiering davis.meiering@credit-suisse.com
Credit Suisse Asset Management Income Fund, Inc.	c/o Credit Suisse Asset Management, LLC One Madison Avenue New York, NY 10010 Attn: Davis Meiering davis.meiering@credit-suisse.com
Credit Suisse High Yield Bond Fund	c/o Credit Suisse Asset Management, LLC One Madison Avenue New York, NY 10010 Attn: Davis Meiering davis.meiering@credit-suisse.com
Credit Suisse Strategic Income Fund	c/o Credit Suisse Asset Management, LLC One Madison Avenue New York, NY 10010 Attn: Davis Meiering davis.meiering@credit-suisse.com
Axar Master Fund FH SPV LLC	1330 Ave of the Americas, 30th FL New York, NY 10019 Attention to: Joshua Sigmon, Ricardo Mosquera jsigmon@axarcapital.com rmosquera@axarcapital.com

Member Party	Notice Address
Star V Partners LLC	1330 Ave of the Americas, 30th FL New York, NY 10019 Attention to: Joshua Sigmon, Ricardo Mosquera jsigmon@axarcapital.com rmosquera@axarcapital.com
Anthem, Inc.	410 Park Ave, Suite 1510 New York, NY 10022 212-468-5320 operations@logenam.com
LAM I LLC	410 Park Ave, Suite 1510 New York, NY 10022 212-468-5320 operations@logenam.com